UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): April 22, 2013

InspireMD, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35731	26-2123838
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4 Menorat Hamaor St.	67448
Tel Aviv, Israel	(Zip Code)
(Address of principal executive offices)

Registrant’s telephone number, including area code: 972-3-691-7691

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 22, 2013, InspireMD, Inc. (the “Company”) modified the compensation packages of Craig Shore, its chief financial officer, and Eli Bar, the senior vice president of research and development and chief technical officer of InspireMD Ltd., the Company’s wholly-owned subsidiary, in order to (i) increase the base salaries of each of Mr. Shore and Mr. Bar to $175,000 per annum, (ii) provide that each of Mr. Shore and Mr. Bar shall be eligible to receive an annual bonus equal to up to 30% of his base salary, at the sole discretion of the compensation committee of the Company, in consultation with the Company’s chief executive officer, and (iii) provide the following termination benefits upon either of Messrs. Bar’s or Shore’s termination of service as a result of death, disability, resignation for “good reason” or termination by the Company without “cause”:

•	a one-time lump sum severance payment in an amount equal to 100% of Messrs. Bar’s and Shore’s annual base salary, as applicable;

•	fifty percent (50%) vesting of all unvested stock options, restricted stock, restricted stock units, stock appreciation rights or similar stock based rights outstanding at the time of termination of service; and

•	the right to exercise any outstanding stock options or stock appreciation rights for a period equal to the lesser of (A) two (2) years from the date of termination of service, or (B) the period remaining until the original expiration date of any such outstanding stock options or stock appreciation rights.

In connection with these modifications, the Company has amended each of Mr. Shore’s and Mr. Bar’s outstanding options (the “Prior Equity Awards”) to provide that, upon a termination of service as a result of death, disability, resignation by either Mr. Shore or Mr. Bar for “good reason, or by the Company without “cause,” (i) fifty percent (50%) of the remaining unvested portion of the Prior Equity Awards shall vest, and (ii) the holder has a period equal to the lesser of (A) two (2) years from the date of termination of service, or (B) the period remaining until the original expiration date of such Prior Equity Award, to exercise the Prior Equity Award.

The Company intends to enter into new employment agreements with each of Mr. Shore and Mr. Bar memorializing these new compensation terms.

On April 24, 2013, the Company and Mr. Milinazzo amended each of Mr. Milinazzo’s (i) Employment Agreement, dated January 3, 2013 (the “Employment Agreement”) and (ii) Restricted Stock Award Agreement, dated January 3, 2013 (the “Restricted Stock Award Agreement” and the amendments to the Employment Agreement and Restricted Stock Award Agreement, collectively, the “Amendments”) in order to change the vesting of the restricted stock awarded to Mr. Milinazzo thereunder from monthly vesting to annual vesting. More specifically, pursuant to the original Employment Agreement and the Restricted Stock Award Agreement, the Company granted Mr. Milinazzo an award of 400,000 restricted shares of common stock of the Company (the “Common Stock’), subject to a three-year vesting period, with 1/36 vesting equally each month (the “January RS Grant”). Pursuant to the Amendments and given that 33,333 shares of the January RS Grant have already vested, the vesting schedule of the remaining 366,667 unvested shares of the January RS Grant was modified, with 100,000 shares to vest on January 3, 2014, 133,333 shares to vest on January 3, 2015 and 133,334 shares to vest on January 3, 2016.

The foregoing summaries of the Amendments are not complete, and are qualified in their entirety by reference to the full text of such Amendments that are attached as Exhibits 10.1 and 10.2 of this Current Report on Form 8-K. Readers should review the Amendments for a more complete understanding of their terms and conditions.

On April 25, 2013, in recognition of the significant contributions to the Company by Mr. Milinazzo since his joining the Company in January 2013, the Company granted to Mr. Milinazzo (i) options to purchase 297,447 shares of common stock of Common Stock, with an exercise price of $2.05 per share (the “April Option Grant”) and (ii) 179,866 restricted shares of Common Stock (the “April RS Grant”). The April Option Grant vests in three equal annual installments, with 1/3 vesting and becoming exercisable on each of April 25, 2014, April 25, 2015 and April 25, 2016, subject to Mr. Milinazzo’s “continued service” with the Company. The April RS Grant is subject to forfeiture until vested. This award vests in three equal annual installments, with 1/3 vesting on each of April 25, 2014, April 25, 2015 and April 25, 2016, subject to Mr. Milinazzo’s “continued service” with the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	First Amendment to Employment Agreement, dated April 24, 2013, by and between InspireMD, Inc. and Alan Milinazzo
10.2	First Amendment to Restricted Stock Award Agreement, dated April 24, 2013, by and between InspireMD, Inc. and Alan Milinazzo

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

InspireMD, Inc.

Date: April 26, 2013	By:	/s/ Craig Shore
Name: Craig Shore Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to Employment Agreement, dated April 24, 2013, by and between InspireMD, Inc. and Alan Milinazzo
10.2	First Amendment to Restricted Stock Award Agreement, dated April 24, 2013, by and between InspireMD, Inc. and Alan Milinazzo